Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT dated as of July 22, 2013 between Lisa VanPatten, residing at  (“Executive”), and Ascend Acquisition Corp., a Delaware corporation having its principal office at 525 Washington Ave., Jersey City, NJ  (“Company”);

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and conditions herein set forth.

IT IS AGREED:

1.   Employment, Duties and Acceptance.

1.1   General.  The Company hereby agrees to employ Executive as its Chief Financial Officer (“CFO”).  All of Executive’s powers and authority in any capacity shall at all times be subject to the direction and control of the Company’s Chief Executive Officer and/or the Company’s Board of Directors (“Board”).  The Board may assign to Executive such management and supervisory responsibilities and executive duties for the Company or any subsidiary of the Company, including serving as an executive officer and/or director of any subsidiary, as are consistent with Executive’s status as CFO.  The Company and Executive acknowledge that Executive’s primary functions and duties as CFO shall be to manage and supervise the Company’s and subsidiaries’ financial operations.

1.2   Full-Time Position.  Executive accepts such employment and agrees to devote substantially all of her business time, energies and attention to the performance of her duties hereunder.  Nothing herein shall be construed as preventing Executive from making and supervising personal investments, provided they will not interfere with the performance of Executive’s duties hereunder or violate the provisions of Section 5.4 hereof.

1.3   Location.  Executive will perform her duties at the Company’s principal executive offices.  Executive shall undertake such occasional travel, within or outside the United States, as is reasonably necessary in the interests of the Company.

2.   Employment At-Will.  Executive’s employment hereunder is on an “at will” basis and may be terminated by either party for any reason on 10 days’ prior written notice.

3.   Compensation and Benefits.

3.1   Salary.  The Company shall pay to Executive a salary (“Base Salary”) at the annual rate of $160,000.  Executive’s compensation shall be paid in equal, periodic installments in accordance with the Company’s normal payroll procedures, as such practices shall be established or modified from time to time, but the Base Salary shall be paid to Executive no less frequently than once each month.

3.2   Performance Bonus.  Executive will be eligible to earn an annual bonus for each year employed by the Company based upon Executive and the Company meeting certain performance objectives to be defined over a reasonable time frame.  The annual target bonus will be $40,000 if the performance objectives are met.  The bonus will be distributed upon the sooner of: (1) ninety (90) days following the Company’s fiscal year end; and (2) the filing by the Company of its annual report on Form 10-K.

3.3   Stock Option .  Subject to Board approval and execution of a stock option agreement, the Company shall grant the Executive options expiring in 5 years to purchase an aggregate of five hundred thousand (500,000) shares of common stock of the Company.  The purchase price shall be the price of the shares on the date of grant.  The option shall vest to Executive on a quarterly basis for four years from the date of grant (i.e. an option for 31,250 shares per quarter).

3.4   Other Stock and Option Grants .   The Board may from time to time authorize the issuance of additional equity grants (common stock or options) to the Executive.

3.5   Benefits.  Executive shall be entitled to such medical, life, disability and other benefits as are generally afforded to other executives of the Company, subject to applicable waiting periods and other conditions.

3.6   Vacation.  Executive shall be entitled to 20 days of paid vacation in each year of employment and to a reasonable number of other days off for religious and personal reasons in accordance with customary Company policy.

3.7   Expenses.  The Company shall pay or reimburse Executive for all transportation, hotel and other expenses reasonably incurred by Executive on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred by her in the conduct of the business of the Company against itemized vouchers submitted with respect to any such expenses and approved in accordance with customary procedures.

3.8   Indemnification. Executive shall be entitled to the benefit of the indemnification provisions contained on the date hereof in the bylaws of the Company and any applicable Bylaws of any Affiliate, notwithstanding any future changes therein, to extent permitted by applicable law at the time of the assertion of any liability against the Company or any Affiliate, as the case may be.

4.   Payment upon Termination.

4.1   Payment Upon Termination by Company Without Cause.  In the event that Executive’s employment is terminated by Company without cause, the Company shall pay to Executive: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (ii) an amount equal to 2 months of Executive’s Base Salary; (iii) all valid expense reimbursements;  (iv) any accrued but unpaid bonus payments; and (v) all accrued but unused vacation pay; provided however, that in the event Executive is terminated without cause within 3 months of the date of this Agreement, the Company shall pay to Executive only the amounts described in (i), (iii), (iv) and (v) of this Section 4.1.

4.2   Payment Upon Change in Control of the Company.  In the event that a Change in Control of the Company (as defined below) shall have occurred and such Change in Control of the Company results in Executive’s termination, the Company shall pay to Executive: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (ii) an amount equal to 4 months of Executive’s Base Salary; (iii) all valid expense reimbursements;  (iv) any accrued but unpaid bonus payments; and (v) all accrued but unused vacation pay.  For purposes of this Agreement, “Change in Control of the Company” shall be deemed to have occurred if any “person” (as such term is used in Sections 13 (d) and 14 (d) of the Exchange Act and the Regulations promulgated there under), other than the Company and/or any officers or directors of the Company as of the date of this Agreement, acquires, directly or indirectly, 50% or more of the Full Voting Power of the Company.  “Full Voting Power” shall mean the right to vote in the election of one or more directors through proxy or by the beneficial ownership of the common stock or other securities then entitled to vote in the election of one or more directors.  For purposes of calculating the percentage ownership of Full Voting Power of a person, all warrants, option or rights held by all persons with respect to the Company shall be deemed to have been exercised and all convertible or exchangeable securities shall be deemed to have been converted or exchanged, as the case may be disregarding for such purposes any restrictions on conversion, voting (such as proxies), exchange or exercise, in each case for the maximum number of shares of the common stock or other securities entitled to then vote in the election of one or more directors.

4.3   Payment Upon Termination for Any Reason Other than by Company Without Cause or Upon Change in Control.  In the event that Executive’s employment agreement is terminated hereunder for any reason other than by the Company without cause, the Company shall pay to Executive: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (ii) all valid expense reimbursements; (iii) any accrued but unpaid bonus payments; and (iv) all accrued but unused vacation pay.

5.   Protection of Confidential Information; Non-Competition.

5.1   Acknowledgment.  Executive acknowledges that:

(a)   As a result of her employment with the Company, Executive will obtain secret and confidential information concerning the business of the Company and its subsidiaries (referred to collectively in this Section 5 as the “Company”), including, without limitation, financial information, proprietary rights, trade secrets and “know-how,” customers and sources (“Confidential Information”).

(b)   The Company will suffer substantial damage which will be difficult to compute if, during the period of her employment with the Company, Executive should enter a business directly competitive with the Company or divulge Confidential Information.

(c)   The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

5.2   Confidentiality.  Executive agrees that she will not at any time, during her employment or thereafter, divulge to any person or entity any Confidential Information obtained or learned by her as a result of her employment with the Company, except (i) in the course of performing her duties hereunder; (ii) with the Company’s prior written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of her obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process.  If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, shall notify, confirmed by mail, the Company and, at the Company’s expense, Executive shall:  (a) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

5.3   Documents.  Upon termination of her employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which she may then possess or have under her control; provided, however, that Executive shall be entitled to retain copies of such documents reasonably necessary to document her financial relationship with the Company.

5.4   Non-competition.  During her employment and for a period of one (1) year thereafter, Executive, without the prior written permission of the Company, shall not, anywhere in the world, (i) be employed by, or render any services to, any person, firm or corporation engaged in the online video advertising business or any other business which is directly in competition with any “material” business conducted by the Company or any of its subsidiaries at the time of termination (as used herein “material” means a business which generated at least 30% of the Company’s consolidated revenues for the last full fiscal year for which audited financial statements are available)(“Competitive Business”); (ii) engage in any Competitive Business for her own account; (iii) be associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv)  employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company while Executive was employed by the Company (other than Executive’s personal secretary and assistant); or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers or other persons with whom the Company has a contractual relationship.  Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from investing her personal assets in any manner she chooses, provided, however, that Executive may not, during the period referred to in this Section 5.4, own more than 10% of the equity securities of any Competitive Business.

5.5   Company Property.  As used in this Agreement, the term “Company Property” means all furniture, fixtures, utensils, documents, papers, computer printouts and disks, records, customer or prospect lists, files, manuals, supplies, computer hardware and software, equipment, inventory and other materials that have been created, used or obtained by the Company, or otherwise belonging to the Company, as well as any other materials containing Confidential Information as defined in Section 5.1 above.  Executive recognizes and agrees that:

(a)   All Company Property shall be and remain the property of the Company;

(b)   Executive will preserve, use and hold Company Property only for the benefit of the Company and to carry out the Company’s business; and

(c)   When Executive is no longer employed by the Company, Executive will within one (1) business day of termination deliver to the Company all Company Property, including all copies or any other types of reproductions that Executive has in her possession or control.

5.6   Inventions Retained and Licensed.  Executive represents and warrants that Executive has disclosed to the Company all inventions, original works of authorship, developments, improvements, and trade secrets which were conceived of, reduced to practice, created or otherwise developed prior to Executive’s employment with the Company which belong to Executive, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder.  If in the course of Executive’s employment with the Company, Executive incorporates into a Company product, service or process any of the foregoing, Executive hereby grants to the Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell same as part of or in connection with such product, process or machine.

5.7   Work Product.  Executive agrees that, during her employment with the Company:

(a)   Executive will disclose promptly and fully to the Company all works of authorship, ideas, inventions, discoveries, improvements, designs, processes, software, or any improvements, enhancements, or documentation of or to the same that Executive makes, works on, conceives, or reduces to practice, individually or jointly with others, in the course of Executive’s employment by the Company or with the use of the Company’s time, materials or facilities, in any way related or pertaining to or connected with the present or anticipated business, development, work or research of the Company or which results from or is suggested by any work Executive may do for the Company and whether produced during normal business hours or on personal time (collectively the “Work Product”);

(b)   All Work Product of Executive shall be deemed, as applicable, to be a “work made for hire” within the meaning of §101 of the Copyright Act.  All intellectual property rights, including patent, trademark, trade secret and copyright rights, in and to the Work Product are and shall be the sole property of the Company.  To the extent that the Work Product is deemed not to be “work made for hire,” this Agreement shall constitute an irrevocable assignment by the Executive to the Company of all right, title and interest in and to all intellectual property rights in and to the Work Product.  Any and all rights of whatever kind and nature, now or hereafter, to make, use, sell, license, distribute or otherwise transfer and reproduce such Work Product in any and all media throughout the world, are and shall be the sole property of the Company.  Executive hereby agrees to assist the Company in any manner as shall be reasonably requested by the Company to protect the Company’s interest in such intellectual property rights and to execute and deliver such legal instruments or documents as the Company shall request in order for the Company to obtain protection of the Work Product throughout the world, including but not limited to, declarations of inventorship, powers of attorney and assignment documents. Likewise, Executive hereby agrees to assist the Company by executing such other documents and instruments which the Company deems necessary to enable it to evidence, perfect and protect its rights, title and interest in and to the Work Product.  Executive further agrees that Executive’s obligation to execute or cause to be executed any such instrument or document shall continue after Executive’s cessation of employment with the Company, regardless of reason for cessation of employment.

If the Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations assigned to the Company in accordance herewith, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.  Executive will at any time, including after termination of Executive’s employment with the Company, upon request, communicate to the Company, its successors, assigns, or other legal representatives, such facts relating to the Work Product as may be known to Executive, and to testify, at the Company’s expense, as to the same in any interference or other legal proceeding;

(c)   Executive shall make and maintain adequate and current written records and evidence of all Work Product, including drawings, work papers, graphs, computer code, documentation, records and any other document which shall be and remain the property of the Company, and which shall be surrendered to the Company upon request and upon the cessation of Executive’s employment with the Company, regardless of the reason for such cessation; and

(d)   Executive hereby waives, and further agrees not to assert, any moral rights in or to the Work Product, including, but not limited to, rights to attribution and identification of authorship, rights to approval of modifications or limitations on subsequent modifications, and rights to restrict, cause or suppress publication or distribution of the Work Product.

5.8   Injunctive Relief.  If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5.2, 5.4, 5.5, 5.6, or 5.7, the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.  The rights and remedies enumerated in this Section 5.8 shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.  In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

5.9   Modification.  If any provision of Sections 5.2, 5.4, 5.5, 5.6, or 5.7 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

5.10   Survival.  The provisions of this Section 5 shall survive the termination of this Agreement for any reason.

6.   Miscellaneous Provisions.

6.1   Notices.  All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when (i) delivered personally to the party to receive the same, or (ii) when mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at her or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 6.1.  All notices shall be deemed to have been given as of the date of personal delivery or mailing thereof.

If to Executive:

If to the Company:

Ascend Acquisition Corp.
525 Washington Ave.
Jersey City, NJ 07310

With a copy in either case to:

Graubard Miller
405 Lexington Avenue
New York, New York 10174
Attn: David Alan Miller and Jeffrey M. Gallant

6.2   Entire Agreement; Waiver.  This Agreement sets forth the entire agreement of the parties relating to the employment of Executive and is intended to supersede all prior negotiations, understandings and agreements.  No provisions of this Agreement may be waived or changed except by writing by the party against whom such waiver or change is sought to be enforced.  The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

6.3   Governing Law.  All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in New York.

6.4   Binding Effect; Nonassignability.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.  This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive’s heirs and legal representatives.

6.5   Severability.  Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

6.6   Section 409A.  This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”).  To the extent that any payments and/or benefits provided hereunder are not considered compliant with Section 409A, the parties agree that the Company shall take all actions necessary to make such payments and/or benefits become compliant.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

ASCEND ACQUISITION CORP.

/s/ Robert Regular
By: Robert Regular, CEO

/s/ Lisa VanPatten
Lisa VanPatten